Exhibit 99.1

FROM:	CONTACT:
SITEL Corporation	Bill Sims, Investor Relations
Omaha, NE 68122	402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION AND JANA PARTNERS LLC ANNOUNCE SETTLEMENT AND
NEW BOARD MEMBERS

Omaha, NE — August 7, 2006 — SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer services, and JANA Partners LLC (“JANA”), the Company’s largest shareholder, announced today that they have agreed to a settlement and the addition to the Company’s board of directors of Robert H. Getz and Stephen L. Key, both designated by JANA, and the addition of a third JANA designee within six months.

Pursuant to an agreement entered into on August 4, the Company’s board has approved a reconstituted board consisting of Cyrus F. Freidheim, Jr., Nigel T. Gourlay and Mr. Getz as Class I Directors with terms to expire at the Company’s 2008 annual meeting of stockholders; Rohit M. Desai, David J. Hanger and Mr. Key as Class II Directors with terms to expire at the Company’s 2006 annual meeting of stockholders; and Mathais J. DeVito, George J. Kubat and James F. Lynch as Class III Directors with terms to expire at the Company’s 2007 annual meeting of stockholders.  Kelvin C. Berens has resigned from the board after eleven years of distinguished service.  The transition in membership of the board was effective on August 4, 2006. In addition, within the next six months, Mr. Kubat will resign from the board and Charles Penner will be appointed to fill the resulting Class III Director vacancy.

Mr. Getz is a private investor and a Managing Director at Cornerstone Equity Investors, LLC, a private equity firm which Mr. Getz co-founded in 1996.  Prior to that, Mr. Getz was a Managing Director and Partner with Prudential Equity Investors, a private equity firm which he joined in 1987 following his employment at The Prudential Investment Corporation from 1985 to 1987.  Mr. Getz also serves as a director of Novatel Wireless, Inc. and Haynes International Inc.  Mr. Key, since 2003, has been the sole proprietor of Key Consulting, LLC, a management and financial consulting business, and is the vice chairman and a member of the advisory board of J.D. Watkins Enterprises, Inc., where he also served as Chief Financial Officer from 2001 to 2006.  Mr. Key served as the Chief Financial Officer and Executive Vice President of Textron, Inc. from 1995 to 2001, as the Chief Financial Officer and Executive Vice President of ConAgra, Inc. from 1992 to 1995, and as Managing Partner of Ernst & Young’s New York office from 1988 to 1992, after joining Ernst & Young in 1968.  Mr. Key also serves on the board of directors of 1-800-Contacts, Inc. and Greenhill & Co., and is a trustee of the Rhode Island School of Design.

As part of the agreement, JANA has agreed to abandon its previously announced intent to nominate directors for election at the Company’s 2006 annual meeting.  In addition, JANA has agreed not to take certain actions for a one year period and to support the slate of directors nominated for election by the Company’s board at the 2006 annual meeting of stockholders, subject to the terms of the agreement which will be incorporated by reference on Form 8-K to be filed by the Company this week.

About SITEL Corporation

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles. SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail. SITEL has approximately 39,000 employees in 90 global contact centers, utilizing more than 32 languages and dialects to serve customers in 56 countries. SITEL is a leader in the contact center industry. Please visit SITEL’s website at www.sitel.com for further information.

About JANA Partners LLC

JANA Partners LLC is a private money management firm with offices in New York and San Francisco and over $5 billion in assets.

# # # # #